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                                                                    Exhibit 99.1


NEWSRELEASE                                                  [HUNTINGTON LOGO]

FOR IMMEDIATE RELEASE
JUNE 26, 2003

CONTACTS:
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Analysts                                                      Media
Jay Gould                  (614) 480-4060                     Jeri Grier                (614) 480-5413
Susan Stuart               (614) 480-3878                     Karen Del Toro            (614) 480-3077
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                  HUNTINGTON COOPERATING WITH SEC INVESTIGATION

COLUMBUS, OHIO - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that the Securities and Exchange Commission
(SEC) staff is conducting a formal investigation, and that Huntington is cooperating fully with the investigation. The company has been told that this is a fact-finding inquiry, and the SEC has not asserted that Huntington has done anything improper.

         The SEC investigation began following Huntington's announcement on April 16, 2003 that it intended to restate its financial statements in order to reclassify its accounting for automobile leases from the direct financing lease method to the operating lease method. The financial statements included in Huntington's amended 2002 Annual Report on Form 10-K/A, as well as its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, both of which were filed on May 20, 2003, reflect the reclassification of approximately two-thirds of Huntington's automobile lease portfolio as operating leases. The remaining one-third of the portfolio is properly reflected as direct financing leases as a result of an endorsement added to Huntington's insurance policy covering those leases as well as all future leases.

         The SEC investigation is also reviewing allegations by a former Huntington employee regarding certain aspects of Huntington's accounting and financial reporting practices, including the recognition of automobile loan and lease origination fees and costs, as well as certain year-end reserves. These allegations were immediately reviewed with the Audit/Risk Committee, a Board committee composed entirely of independent directors. The Audit/Risk committee retained independent legal counsel who, in turn, retained independent accountants to assist it in its investigation of the allegations. While the investigation is ongoing, progress reports have been shared with the Audit/Risk Committee and the SEC. The allegations raised by the former employee were also reviewed by Ernst & Young LLP, Huntington's independent auditors, prior to issuing their unqualified opinion on Huntington's amended 2002 Annual Report on Form 10-K/A, as well as its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

         "We believe Huntington's financial statements fairly present its financial condition and results of operations," said Thomas Hoaglin, chairman, president and chief executive officer. "We are committed to maintaining the highest standards of communication transparency with all of our stakeholders. That is why we felt it important to make a public disclosure of this non-public investigation. We will continue to cooperate fully with the SEC."



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ABOUT HUNTINGTON

Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 850 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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